Putnam Diversified Income Trust, September 30, 2013, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		107,950
Class B		 3,827
Class C   		33,071
Class M		13,669

72DD2 (000s omitted)

Class R		   240
Class Y		43,650

73A1

Class A	    	  .444
Class B	    	  .384
Class C	    	  .385
Class M 	    	  .422

73A2

Class R	    	  .421
Class Y	    	  .468

74U1	(000s omitted)

Class A	    295,580
Class B	      10,373
Class C	     98,401
Class M	     30,628

74U2	(000s omitted)

Class R		   602
Class Y	    161,742

74V1

Class A		 7.74
Class B		 7.67
Class C		 7.62
Class M		 7.62

74V2

Class R		 7.66
Class Y		 7.68


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.